                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

  Following is a list of the subsidiaries of the Registrant:

                            Jurisdiction of
   Name of Subsidiary        Incorporation
   ------------------     -------------------
InterConnections, Inc.
 (inactive).............  California

Emulex Caribe, Inc. (in
 process of
 liquidation)...........  Delaware

Emulex Corporation......  California

Emulex Europe Limited
 (inactive).............  United Kingdom

Emulex Foreign Sales
 Corporation............  U.S. Virgin Islands

Emulex Italia S.r.l. (in
 process of
 liquidation)...........  Italy

InterConnections, Inc.
 (inactive).............  Washington

Emulex Australia Pty.
 Limited (in process of
 liquidation)...........  Australia

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